Exhibit 16.1

October 7, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Magellan Petroleum Corporation’s Form 8-K dated October 7, 2011 and have the following comments:

1.	We agree with the statements made in the first, third, fifth and sixth paragraphs.

2.	We agree with the statements in the fourth paragraph, except that we have no basis on which to agree or disagree with the Company’s statements in the last two sentences of that paragraph.

3.	We have no basis on which to agree or disagree with the statements made in the second paragraph.

Yours truly,

/s/ Deloitte & Touche LLP